Exhibit 99.1

API Technologies Announces Promotion of Claudio Mannarino to Chief Financial Officer

ORLANDO, Fla.– (Business Wire) – June 23, 2014—API Technologies Corp. (NASDAQ:ATNY) (“API” or the “Company”), a leading provider of high performance RF/microwave, power, and security solutions for critical and high-reliability applications, announced today that Claudio Mannarino, Senior Vice President, has been promoted to Senior Vice President and Chief Financial Officer, effective immediately, replacing Phil Rehkemper who resigned his position as CFO to accept another position. Mr. Rehkemper has served as CFO since April 2012. Mr. Rehkemper has agreed to remain with the Company until July 3, 2014 to assist in the CFO transition.

Mr. Mannarino has been with API since 2000 and has over 20 years of finance and professional accounting experience. Prior to his current role as Senior Vice President, Mr. Mannarino served various senior-level management roles throughout the Company’s finance organization. Before joining API Technologies, Mr. Mannarino served as Controller for two divisions of Transcontinental, Inc. Mr. Mannarino holds a Bachelor of Commerce Degree from the University of Ottawa and is a Certified Management Accountant.

API Technologies President and Chief Executive Officer, Bel Lazar, commented: “Claudio has been an integral part of API Technologies’ management team for 14 years and I look forward to working with him in his expanded role.”

About API Technologies Corp.

API Technologies (NASDAQ: ATNY) is an innovative designer and manufacturer of high performance systems, subsystems, modules, and components for technically demanding RF, microwave, millimeter wave, electromagnetic, power, and security applications. A high-reliability technology pioneer with over 70 years of heritage, API Technologies products are used by global defense, industrial, and commercial customers in the areas of commercial aerospace, wireless communications, medical, oil and gas, electronic warfare, unmanned systems, C4ISR, missile defense, harsh environments, satellites, and space. Learn more about API Technologies and our products at www.apitech.com.

Safe Harbor for Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. All forward-looking statements are subject to certain risks, uncertainties and assumptions which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to, general economic and business conditions, government regulations, our ability to integrate and consolidate our operations, our ability to expand our operations in both new and existing markets, the ability of our review of strategic alternatives to maximize stockholder value and the effect of growth on our infrastructure. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. The forward-looking statements in this news release should be read in conjunction with the more detailed descriptions of the above factors located in our Annual Report on Form 10-K under Part I, Item 1A “Risk Factors” as well as those additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. All information in this release is as of the date hereof. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements in this press release, whether as a result of new information, future events, or otherwise.

Contact:

Tara Flynn Condon

Vice President, Corporate Development & Marketing

+1 908-546-3903

investors@apitech.com

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